Exhibit 99.1

News Release

Enbridge Energy Management Prices Offering of Listed Shares

HOUSTON, TX February 26, 2013 — Enbridge Energy Management, L.L.C. (NYSE: EEQ) (“Enbridge Management”) announced today that it has priced an underwritten public offering of nine million of its Listed Shares for total gross proceeds (before underwriters’ discounts and commissions and estimated offering expenses) of approximately $245.6 million. The underwriters have offered the Listed Shares at prevailing market prices or otherwise from time to time through the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise. The offering is expected to close on March 1, 2013. Enbridge Management also granted the underwriters a 30-day option to purchase up to an additional 1.35 million Listed Shares.

Net proceeds from the offering, including the proceeds from any exercise of the option to purchase additional Listed Shares, will be used to invest in an equal number of i-units of Enbridge Energy Partners L.P. (“Enbridge Partners”). Enbridge Partners will utilize such proceeds to repay commercial paper, to finance a portion of its capital expansion program relating to its core liquids and natural gas systems and for general partnership purposes. Some or all of the net proceeds of this offering may be invested temporarily in short-term investment grade securities pending their use for such purposes.

Credit Suisse, BofA Merrill Lynch, Barclays and Goldman, Sachs & Co. are joint book-running managers for the offering. The offering is made pursuant to effective shelf registration statements and a prospectus filed by Enbridge Management, Enbridge Partners and Enbridge, Inc. with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Shares described herein, nor shall there be any sale of these Shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. When available, copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from the underwriters as follows:

Credit Suisse

Attn: Prospectus Department

One Madison Avenue

New York, New York, 10010

Tel: +1 (800) 221-1037

Email: newyork.prospectus@credit-suisse.com

BofA Merrill Lynch

Attn: Prospectus Department

222 Broadway

11th Floor

New York, NY 10038

Email: dg.prospectus_requests@baml.com

Barclays

Attn: Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, NY 11717

Tel: (888) 603-5847

Email: barclaysprospectus@broadridge.com

Goldman, Sachs & Co.

Attn: Prospectus Department

200 West Street

New York, NY 10282

Tel: 1-866-471-2526

Email: prospectus-ny@ny.email.gs.com

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada.

Enbridge Energy Management, L.L.C. manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 13 percent interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) is the general partner of Enbridge Partners and holds an approximate 22 percent interest in Enbridge Partners.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “will” and similar words. Although we believe that such forward looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our or Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; and (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov).

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:
Sanjay Lad	Terri Larson
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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